Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Walter F. Rusnak, Senior Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter 2023 Net Income of $2.5 Million and Full Year Net Income of $9.3 Million

Highlights Include Effective Expense Management and Resilient Operational Performance

OSWEGO, N.Y., Feb 1, 2024 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Company”) (NASDAQ: PBHC), the holding company for Pathfinder Bank (“Bank”), announced fourth quarter 2023 net income available to common shareholders of $2.5 million, or $0.41 per basic and diluted share, compared to $3.5 million, or $0.58 per basic and diluted share, for the fourth quarter of 2022. For the full year 2023, total net income attributable to Pathfinder Bancorp, Inc. was $9.3 million, or $1.51 per basic and diluted share, compared to $12.9 million, or $2.13 per basic and diluted share, in 2022.

Performance Highlights for Three Months Ended December 31, 2023:

•
Pathfinder Bancorp, Inc. reported net income for the quarter of $2.5 million, a decrease from the $3.5 million reported in the same period of 2022.
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The Company reported an increase in interest and dividend income of 22.0% to $18.3 million for the quarter ended December 31, 2023, up from $15.0 million in the same three month period of 2022.
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The total interest expense for the three months ended December 31, 2023, increased to $9.2 million from $3.8 million reported in the fourth quarter of 2022, marking an increase of 138.3%.
•
Net interest income after provision for credit losses amounted to $8.9 million for the quarter, a decrease from the $9.3 million after the provision reported for the corresponding quarter of 2022.
•
Net interest margin for the quarter decreased to 2.74% from 3.42% reported in the last quarter of 2022.
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Noninterest income for the quarter was reported at $1.3 million, a decrease from the $1.9 million in the fourth quarter of 2022.
•
Noninterest expenses were reported at $7.0 million for the three-month period, showing a decrease compared to $7.2 million in the same quarter of the previous year.

Performance Highlights for Twelve Months Ended December 31, 2023:

•
Pathfinder Bancorp, Inc. net income for the year 2023 decreased to $9.3 million, down from $12.9 million reported for 2022.
•
For the twelve months ended December 31, 2023, the Company saw a significant 32.4% increase in interest and dividend income to $67.7 million, up from $51.1 million for the year 2022.
•
Given the increases in interest rates over the year, total interest expense for the year 2023 grew to $28.7 million, a marked increase from the $9.7 million in 2022.

•
The Company's net interest income after provision for credit losses for the year ended December 31, 2023, was reported at $36.0 million, representing a modest decrease from the $38.6 million reported for the year 2022.
•
The net interest margin for the year decreased to 2.95% compared to 3.24% for 2022.
•
Noninterest income for the year was slightly down at $5.2 million compared to $5.9 million in 2022.
•
Noninterest expenses for the full year were $29.4 million, showing a modest increase from the $28.9 million in the previous year.

James A. Dowd, President, and Chief Executive Officer of Pathfinder Bank, commented on the Bank's performance and forward-looking strategies following the fourth quarter of 2023. He underscored the Bank's increased emphasis during 2023 on bolstering both balance sheet and contingently available liquidity. He stated that achieving higher levels of liquidity was a significant priority for both the Bank and the entire industry in the past year. He further noted the Bank’s success in maintaining its deposit balances, despite the pressures that have significantly reduced deposit balances industrywide, and he emphasized the necessity of executing on strategies designed to continuously monitor and manage liquidity reserves, especially in the current interest rate environment that in many ways favors non-depository entities, such as money-market mutual funds. He additionally discussed proactive measures that the Company continues to take to counterbalance declining net interest margin through operational streamlining and the introduction of technological enhancements.

"As we conclude the fourth quarter of 2023, we reflect on a year of considerable economic fluctuations. While we faced a range of challenges, our strategic responses have enabled us to navigate these variable conditions effectively. The 2023 landscape has been dominated by a nearly unprecedented rise in interest rates and persistent market volatility, factors which have tested the mettle of financial institutions nationally. Despite these formidable challenges, Pathfinder Bancorp reported net income of $2.5 million for the quarter, reaching a total of $9.3 million for the year. This figure, while reflecting a decrease from the previous year, is a testament to our consistent strategic approach and agility, which have been instrumental in our effective navigation of these turbulent times," Mr. Dowd commented.

"Our core operations have demonstrated remarkable resilience, underscored by a surge in interest and dividend income to $67.7 million for the year. This robust performance is a clear indicator of the strength of our interest-earning asset portfolio, as well as our unwavering commitment to serving the financial needs of our customers within the ever-evolving local and regional market," he continued.

Turning to operational metrics, Mr. Dowd noted that the provision for credit losses was $2.9 million for the year, a figure that was similar to the provision for loan losses in the previous year. "The Bank's management continued to aggressively address the small number of large credit relationships that have exhibited significant credit deterioration over the past 24 months. We also remain on high alert, meticulously monitoring our credit exposures and recording necessary provisions to ensure that our balance sheet remains well insulated and our accounting practices, conservative," Mr. Dowd detailed.

"Our quarterly return on average assets (ROAA) of 0.72% and a return on average equity (ROAE) of 8.72% in spite of the industrywide pressures on funding costs and available liquidity demonstrate our unwavering focus on profitability and the success of our adaptive financial strategies. While these figures represent a notable downturn from the previous fiscal year, they underscore our resilience and prudent financial management," Mr. Dowd noted.

"Our financial stewardship has been meticulous, particularly in managing our interest expenses, resulting in a net interest income of $38.9 million for the year. In anticipation of a potential short-term cooling in loan demand, we have projected a prudent annual loan growth rate of approximately 4% for 2024. This conservative estimation is balanced by our active approach to customer engagement and a focused strategy on deposit growth to bolster our liquidity and interest rate risk management positions."

"Our concerted efforts in cost management have been deliberate and effective, cushioning the impact of escalating labor costs and operational expenses stemming from the inflationary environment that was in place during the most recent 24 months. This fiscal discipline is demonstrated by a modest 1.8% increase in noninterest expenses when comparing 2023 to 2022, underscoring our firm control over our operational expense budget," Mr. Dowd emphasized.

"While facing economic pressures head-on, we are poised to maintain our vigilant management of net interest margins. Equipped with a comprehensive suite of risk management tools and a team of experienced professionals, we are well-prepared to counter further potential erosion. Our portfolio structure, with a significant presence of adjustable-rate financial instruments, equips us to effectively manage the impacts of interest rate shifts. While these instruments are advantageous in a rising rate environment, we are also prepared and vigilant in the event of potentially declining rates, ensuring our stance remains robust and adaptable to changing economic conditions," Mr. Dowd affirmed.

"As we look forward, we are filled with optimism for the continuing economic resurgence of Central New York, a revival energized by an influx of substantial private capital investments. Pathfinder Bank's dedication to maintaining the highest standard of asset quality, coupled with our prudent credit decision-making and our agility to adapt to our customers' evolving needs, underscores our strategic positioning. Although direct year-over-year comparisons of our operating results may be complex due to the current unique market dynamics, our foundational strengths that include our rigorous underwriting, our robust capital position, and our dedicated team fortify our capacity to navigate present-day challenges and to capitalize on the emerging opportunities that lie ahead," Mr. Dowd concluded.

Income Statement for the Quarter and Year Ended December 31, 2023

For the quarter ended December 31, 2023, the Company reported net income of $2.5 million, a decrease of $1.0 million, or 28.2%, from $3.5 million in the fourth quarter of 2022. It should be noted that in the fourth quarter of 2022 net income included the receipt of a nonrecurring historical tax credit grant, accounted for within other noninterest income, of $521,000. Net interest income, before provision for credit losses, decreased by $2.0 million, or 18.1%, to $9.2 million for this quarter, compared to $11.2 million for the same quarter in 2022. The provision for credit losses for the quarter was $265,000, a significant decrease from $1.9 million recorded in the fourth quarter of 2022. This reduction in the provision for credit losses reflects management's assessment of overall loan portfolio credit quality, currently favorable economic indicators, and the Bank's current estimate of potential losses related to the limited number of large specifically-identified credit relationships that gave rise to increased provisioning over the previous four quarters. Despite this decrease, the Bank's management team remains committed to our conservative management principles that include the determination of our required allowance for credit losses.

In total, our net interest income after provision for credit losses decreased modestly to $8.9 million, from $9.3 million in the previous year's quarter, underscoring our vigilant and prudent financial stewardship. Noninterest income for the fourth quarter was $1.3 million, down from $1.9 million in the fourth quarter of 2022. It should be noted that noninterest income in the fourth quarter of 2022 included the aforementioned recognition of $521,000 in nonrecurring historical tax credits. As a result, total revenues after provision for credit losses were $10.2 million for the quarter, a decrease from $11.2 million in the fourth quarter of 2022. Partially offsetting the year-over-year quarterly decrease in total revenues was a decrease in noninterest expenses to $7.0 million, down by approximately $165,000, or 2.3%.

Shifting to the annual perspective, for the year ended December 31, 2023, Pathfinder Bancorp, Inc. reported net income of $9.3 million. Net interest income, before provision for credit losses, was $38.9 million, a decrease of $2.5 million, or 6.0%, from $41.4 million in 2022. Interest and dividend income saw a significant increase to $67.7 million, up by $16.6 million, or 32.4%, compared to $51.1 million in the previous year. This was primarily due to a $9.0 million increase in interest income from loans and a $6.3 million rise in interest income from taxable investment securities. However, these gains were more than offset by a $19.0 million increase in total interest expense on interest-bearing liabilities. Noninterest income for the year was $5.2 million, slightly down by $724,000, or 12.2%, from $5.9 million in 2022. Noninterest expenses totaled $29.4 million for the year, representing an increase of $521,000, or 1.8%, from $28.9 million in the previous year.

Overall, before accounting for the provision for income taxes, the net income for the year 2023 was $11.8 million, a decrease from $15.7 million in 2022. After accounting for the provision for income taxes, which amounted to $2.4 million for the year, the net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc. was $9.4 million, compared to $13.0 million in the previous year.

Components of Net Interest Income

For the fourth quarter of 2023, Pathfinder Bancorp, Inc. reported net interest income of $9.2 million, which, before the provision for credit losses, reflects a decline of $2.0 million or approximately 18.1% from the $11.2 million reported in the fourth quarter of the preceding year. This contraction was chiefly a result of escalating interest expenses, which increased to $9.2 million, an upsurge of 138.3% from the comparable quarter last year. The increase in interest expenses significantly outpaced the growth in interest and dividend income, which saw an uptick to $18.3 million from $15.0 million, marking an advancement of 22.0%.

The year-over-year quarterly rise in interest and dividend income was propelled by a substantial increase in loan interest income, which contributed an additional $1.7 million, coupled with an increase in earnings from taxable investment securities of $1.7 million. These gains were somewhat offset by a stark increase in interest expense, predominantly due to heightened costs related to NOW accounts, time deposits, and borrowings. The rise in these costs was attributed to an aggressive rate environment and competitive pressure on deposit pricing.

When examining the year as a whole, net interest income before the provision for credit losses stood at $38.9 million for 2023, down by $2.5 million or 6.0% from $41.4 million in the previous year. The year-over-year analysis highlights a substantial increment in total interest income, which leaped by $16.6 million or 32.4% to $67.7 million, bolstered by a $9.0 million increase in loan interest income and a $6.6 million rise in taxable investment securities. Nonetheless, the benefit of this growth was significantly eroded by the dramatic rise in interest expenses, which escalated by $19.0 million or 196.5% to $28.7 million for the year, reflecting the cumulative impact of persistently rising short-term rates, as well as adjustments to the cost of interest-bearing liabilities in response to the evolving economic landscape.

Pathfinder Bancorp, Inc. continues to navigate through a period of heightened interest rate volatility, with a strategic focus on optimizing its interest-earning assets and managing its interest-bearing liabilities to sustain, to the maximum degree possible its net interest income in a manner that incorporates all appropriate elements of risk management. The company remains vigilant in its efforts to adapt to the dynamic market conditions, ensuring prudent financial management and striving to deliver value to its stakeholders.

Provision for Credit Losses

In the final quarter of 2023, while Pathfinder Bancorp, Inc. continued to navigate a complex economic terrain characterized by ongoing global economic uncertainties and sector-specific headwinds, our risk management strategies and the quality of our credit portfolio enabled us to reduce our provision for credit losses. For the fourth quarter of 2023, the Company recorded a provision for credit losses amounting to $265,000. This figure represents a significant decrease of 85.9% from the $1.9 million provision recorded in the fourth quarter of the previous year.

For the full year ended December 31, 2023, the provision for credit losses was $2.9 million, which is slightly above the $2.8 million recorded in the previous year. This year-over-year increment in the annual provision for credit losses was predominantly influenced by the Company's conservative stance in the face of an unpredictable economic outlook, and included a notable increase in specific charge-offs related to a limited number of specifically-identified large balance credit relationships. The full-year provision was calculated taking into consideration the dynamic economic factors and the Bank's robust credit evaluation mechanisms, ensuring that the allowance for credit losses aligns with the anticipated risk exposure.

Since the adoption of the Current Expected Credit Loss ("CECL") methodology on January 1, 2023, the Company has adhered to a more predictive approach in estimating credit losses, utilizing a combination of historical credit loss experience, current economic conditions, and reasonable and supportable forecasts. The implementation of CECL necessitated a one-time adjustment to the allowance for credit losses, recorded as an adjustment to retained earnings in the first quarter of 2023, in the amount of $2.9 million to strengthen the Company's credit loss absorbency capacity under the new methodology. This adjustment had a consequential effect on the balance sheet but did not directly influence the reported income or earnings per share. The transition adjustment, net of tax, amounted to $2.1 million or $0.36 per share.

Noninterest Income

In the fourth quarter of 2023, Pathfinder Bancorp, Inc. reported noninterest income of $1.3 million, a decrease of $536,000, or 28.9%, from the $1.9 million reported in the same quarter of the previous year. Despite the challenging economic landscape, the Company continues to focus its strategic efforts on diversifying income streams. For the year ended December 31, 2023, noninterest income reached $5.2 million, a decrease of $724,000 or 12.2% from the $5.9 million reported for the full year 2022.

The year-over-year decrease in annual noninterest income can largely be attributed to the aforementioned year-over-year decline in nonrecurring historical tax credits in the amount of $521,000 and a $607,000 reduction in net mark-to-market income related to marketable equity securities. These fluctuations in the market value of equity securities are recorded as periodic net gain or loss and the net losses recorded in 2023 are considered to be transitory.

The Bank was able to partially offset the declines in noninterest income, noted above, with an increase in service charges on deposit accounts and expanding income from bank-owned life insurance. For the quarter ended December 31, 2023, service charges on deposit accounts rose by $86,000, or approximately 34.4%, and bank-owned life insurance proceeds increased by $16,000, or roughly 10.8% compared to the same quarter in 2022. On an annual basis, these increases contributed to the mitigation of the overall decrease in noninterest income, highlighting the Bank's resilience and adaptability in response to external economic pressures.

The following table sets forth the differences in noninterest income recorded in the three and twelve months ended December 31, 2023, as compared to the corresponding periods in 2022:

Unaudited	For the three months ended				For the year ended
(In thousands)	December 31, 2023	December 31, 2022	Change		December 31, 2023	December 31, 2022	Change
Service charges on deposit accounts	$336	$250	$86	34.4%	$1,249	$1,126	$123	10.9%
Earnings and gain on bank owned life insurance	164	148	16	10.8%	630	589	41	7.0%
Loan servicing fees	69	103	(34)	-33.0%	307	363	(56)	-15.4%
Debit card interchange fees	161	228	(67)	-29.4%	616	867	(251)	-29.0%
Insurance agency revenue	303	279	24	8.6%	1,304	1,128	176	15.6%
Historical tax credit	-	521	(521)	-100.0%	-	521	(521)	-100.0%
Other charges, commissions and fees	332	248	84	33.9%	1,096	1,250	(154)	-12.3%
Noninterest income before gains	1,365	1,777	(412)	-23.2%	5,202	5,844	(642)	-11.0%
Net gains (losses) on sales of securities, fixed assets, loans and foreclosed real estate	-	(236)	236	-100.0%	243	(282)	525	-186.2%
(Losses) gains on marketable equity securities	(47)	313	(360)	-115.0%	(255)	352	(607)	-172.4%
Total noninterest income	$1,318	$1,854	$(536)	-28.9%	$5,190	$5,914	$(724)	-12.2%

The Bank's strategic focus on maintaining a diverse portfolio of noninterest income sources continues to be a key factor in its ability to weather the fluctuations inherent in net interest margin. The growth in service charges and other income segments demonstrates the Bank's commitment to optimizing its revenue mix and sustaining its financial performance in a dynamic market environment.

Noninterest Expense

The Company concluded the fourth quarter of 2023 with noninterest expenses amounting to $7.0 million, reflecting a slight decrease of $165,000, or approximately 2.3%, from the $7.2 million in the corresponding quarter of 2022. This marginal decline in noninterest expenses underscores the Company's strategic initiatives focused on cost containment and efficiency improvements across its operational framework.

For the entire year of 2023, the Company's noninterest expenses registered at $29.4 million, which denotes an increase of $521,000, or 1.8%, from the $28.9 million reported for the previous year. This modest increase can primarily be ascribed to the incremental expenses associated with the Company's growth activities, including the opening of a new branch in late 2022, and investments in technology to enhance digital banking services, which align with Pathfinder Bancorp’s long-term strategic plans.

Unaudited	For the three months ended				For the year ended
(In thousands)	December 31, 2023	December 31, 2022	Change		December 31, 2023	December 31, 2022	Change
Salaries and employee benefits	$3,677	$3,992	$(315)	-7.9%	$15,920	$16,022	$(102)	-0.6%
Building and occupancy	864	889	(25)	-2.8%	3,563	3,380	183	5.4%
Data processing	499	490	9	1.8%	2,018	2,042	(24)	-1.2%
Professional and other services	488	416	72	17.3%	2,019	1,528	491	32.1%
Advertising	155	284	(129)	-45.4%	671	905	(234)	-25.9%
FDIC assessments	222	-	222	100.0%	885	606	279	46.0%
Audits and exams	259	264	(5)	-1.9%	735	688	47	6.8%
Insurance agency expense	216	219	(3)	-1.4%	1,033	906	127	14.0%
Community service activities	49	74	(25)	-33.8%	200	267	(67)	-25.1%
Foreclosed real estate expenses	35	21	14	66.7%	111	78	33	42.3%
Other expenses	580	560	20	3.6%	2,240	2,452	(212)	-8.6%
Total noninterest expenses	$7,044	$7,209	$(165)	-2.3%	$29,395	$28,874	$521	1.8%

Salaries and employee benefits, constituting the largest component of noninterest expenses, saw a moderate year-over-year decrease, indicative of the Company’s commitment to cost saving measures even in a competitive labor market. An increase in occupancy and equipment expenses also contributed to the annual increase, reflecting the Bank's investment in physical infrastructure and branch network expansion.

Professional and other services expense increased $72,000, or 17.3%, for the three months ended December 31, 2023, as compared to the same three month period in 2022. This increase was primarily due to a $108,000 increase in third-party software service costs, related in part to the Company's continuing efforts to increase process automation. Professional and other services expense increased $491,000, or 32.1%, for the year ended December 31, 2023, as compared to 2022. This increase was primarily due to a $390,000 increase in third-party software service costs, related in part to the Company's continuing efforts to increase process automation, and a $136,000 increase in non-recurring legal fees. All other expenses had a net reduction of $5,000.

FDIC assessments expense increased $222,000 for the three months ended December 31, 2023 from a recorded level of $0 in 2022. This increase was primarily due to the change in fees calculated on total liabilities and insured deposits. FDIC assessments expense increased $279,000, or 46.0%, for the year ended December 31, 2023, as compared to 2022. This increase was primarily attributable to the factors discussed above for the fourth quarter of 2023 as compared to the fourth quarter of 2022.

Despite significant investments in infrastructure and expansion, Pathfinder Bancorp, Inc. has effectively managed its overhead expenses, reflecting a strong focus on operational efficiency and financial discipline. This disciplined approach to cost management, particularly in a challenging environment of margin compression and increasing operational complexities, has been crucial in mitigating the overall increase in noninterest expenses. Balancing necessary investments with careful cost control, the Company has skillfully navigated economic challenges, laying a solid foundation for sustained profitability.

Statement of Financial Condition at December 31, 2023

As Pathfinder Bancorp, Inc. concluded the year on December 31, 2023, its balance sheet reflected a strong and stable condition. Total assets were $1.47 billion, an increase of approximately $65.9 million, or 4.7%, from $1.40 billion at the end of the previous year. This growth in assets was driven by increases in cash, investment securities and, to a lesser degree, other asset categories, while the loan portfolio remained stable at $897.2 million, showing a slight decrease of 0.1% from the previous year. This steadiness in loans, amidst the overall growth in earning assets, highlights a diversified growth strategy and is reflective of the Bank's response to various opportunities presented within the current interest rate environment.

Earning assets, which include loans and investment securities, exhibited a significant rise, reaching $1.38 billion, up from $1.31 billion the previous year, marking an increase of 5.4%. This indicates a focused approach toward expanding interest-generating activities while maintaining a balanced risk profile.

The deposit base showed a modest contraction, totaling $1.12 billion, down from $1.13 billion in the prior year, reflecting a slight decrease of 0.5%. This decline in deposit balances is reflective of industrywide declines in deposit balances experienced during 2023 and is in line with the strategic balance sheet management initiatives that the Bank employed during the year in an effort to optimize its deposit mix in response to changing market conditions.

The allowance for credit losses stood at $16.0 million, demonstrating the Bank’s conservative and proactive stance on credit risk. Asset quality ratios remained strong with the allowance for credit losses to period end loans ratio at 1.78%, and nonperforming loans to period end loans at 1.92%, showcasing the Bank's commitment to maintaining a high-quality loan portfolio.

Shareholders' equity, a critical marker of the Bank's capital strength, increased to $120.3 million, up by 7.8% from the previous year, primarily driven by retained earnings net of dividends paid. This solid equity base not only underscores the bank's robust financial performance but also reinforces its capacity to fund future growth and withstand potential economic pressures. Additionally, the bank's tangible common equity to tangible assets ratio stands firm at 7.9%, a more relevant indicator of our strong capital cushion and overall financial resilience.

In summary, the financial condition of Pathfinder Bancorp, Inc. as of December 31, 2023, demonstrates a solid financial foundation, characterized by careful asset growth, disciplined risk management, and an unwavering commitment to maintaining a strong capital position. The Bank's strategic execution throughout the year has positioned it well for ongoing stability and future growth opportunities.

Asset Quality

The following table details all nonaccrual loans relationships at December 31, 2023:

(In thousands)
Loan Type	Collateral Type	Number of Loans	Loan Balance	Average Loan Balance	Weighted LTV at Origination/ Modification	Status
Secured residential mortgage:
	Real Estate	22	$1,770	$80	73%	Individual loans are under active resolution management by the Bank.

Secured commercial real estate:
	Private Museum	1	1,374	1,374	79%

The borrower is making interest only and escrow payments. Strategic initiatives are being implemented by the borrower that will provide cash flow for future debt requirements under a modified debt restructure, which is currently in underwriting.

	Office Space	1	1,682	1,682	78%	The loan is secured by a first mortgage with strong tenancy and a long-term lease. The borrower is seeking outside financing and the Bank is in regular communication with the borrower.
	All other	8	1,997	250	138%	Individual loans are under active resolution management by the Bank.

Commercial lines of credit:		6	924	154	(1)	Individual lines are under active resolution management by the Bank.

Commercial and industrial loans:		14	6,340	453	(1)	Individual loans are under active resolution management by the Bank.

Consumer loans:		98	3,140	32	(1)	Individual loans are under active resolution management by the Bank.
		150	$17,227

(1) These loans were originated as unsecured or with minimal collateral.

Pathfinder Bancorp, Inc. has once again demonstrated proactive vigilance in maintaining its asset quality. The Bank's conservative approach to risk management is reflected in its allowance for credit losses, which stood at $16.0 million as of December 31, 2023. This represents a measured increase of 4.3% from the $15.3 million recorded at the end of the previous year, mirroring its commitment to maintaining a strong defense against potential credit deterioration.

Nonperforming loans, which comprised 1.9% of total loans as of the fourth quarter's end, have shown a notable increase of 1.0% from the previous year. The allowance for credit losses to nonperforming loans ratio continues to be judiciously managed by the Bank, but declined to 92.7% at December 31, 2023, down from 169.9% as of December 31, 2022. This decrease is a direct result of the Bank's charge-off activities in 2023, related primarily to the addressing of two significant commercial loan relationships that totaled $3.7 million of the $4.0 million charged off during the year.

Reflecting on these developments, Pathfinder Bancorp, Inc. maintains a steadfast focus on the credit quality of its loan portfolio and conducts a rigorous evaluation of loan recoverability. The bank's approach ensures that the allowance for credit losses remains both current and comprehensive. Such proactive management not only safeguards the company's balance sheet but also upholds its commitment to shareholder value, even while navigating the complexities of an evolving credit landscape.

Liquidity

The liquidity position of Pathfinder Bancorp, Inc. remains robust, reflecting strategic foresight and a disciplined approach to balance sheet management and deposit pricing. As of December 31, 2023, non-brokered deposit balances have seen a modest ascent to $877.1 million, compared to $876.8 million at the end of the fourth quarter 2023 and the previous year, respectively. Total deposits declined to $1.12 billion, as a result of continued economic and industry headwinds.

The Bank's stable deposit base is further supported by its alliance with the Federal Home Loan Bank of New York, which provides access to an array of advanced borrowing facilities. Additionally, the Bank's available credit lines with other lenders, including the Federal Reserve Bank, position it to manage a wide range of liquidity contingencies. Comprehensive liquidity management practices at Pathfinder Bancorp, Inc., including rigorous stress testing and internal reporting, ensure that the Bank is well-equipped to meet its financial obligations. These practices have maintained both strong immediate and projected liquidity positions, allowing the Bank to remain agile in a dynamic regulatory and economic environment.

Moving into 2024, Pathfinder Bancorp, Inc. continues its steadfast resolve to preserve the highest standards of liquidity and asset quality, ensuring that it continues to build on its legacy of trust and financial excellence.

Cash Dividend Declared

On December 26, 2023, Pathfinder Bancorp, Inc. proudly declared its quarterly cash dividend, a testament to the company’s enduring commitment to shareholder returns and financial stability. Consistent with the Company’s tradition of sharing success, the Board of Directors declared a cash dividend of $0.09 per share for holders of both voting common and non-voting common stock, reflective of the company’s solid performance and optimistic outlook. Shareholders registered by January 12, 2024, will be eligible for the dividend, which is scheduled for disbursement on February 2, 2024. This distribution aligns with Pathfinder Bancorp, Inc.’s philosophy of consistent and reliable shareholder value delivery.

Evaluating the Company's market performance, the closing stock price as of December 31, 2023, stood at $14.01 per share. This positions the dividend yield at an attractive 2.6%. The annualized dividend payout ratio, based on the current dividend, is calculated to be 23.9%, underscoring the Board’s strategic approach to capital allocation while preserving a well-fortified balance sheet.

Pathfinder Bancorp, Inc. continues to navigate through economic cycles with a prudent and disciplined approach, ensuring that its capital distribution strategy is well-calibrated to support sustained growth and long-term shareholder wealth creation.

About Pathfinder Bancorp, Inc.

Pathfinder Bank is a New York State chartered commercial bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank is a wholly owned subsidiary of Pathfinder Bancorp, Inc., (NASDAQ SmallCap Market; symbol: PBHC). The Bank has eleven full-service offices located in its market areas consisting of Oswego and Onondaga Counties and one limited purpose office in Oneida County. Through its subsidiary, Pathfinder Risk Management Company, Inc., the Bank owns a 51% interest in the FitzGibbons Agency, LLC. At December 31, 2023, there were 4,777,872 shares of voting common stock issued and outstanding, as well as 1,321,699 shares of non-voting common stock issued and outstanding. The

Company's common stock trades on the NASDAQ market under the symbol "PBHC." At December 31, 2023, the Company and subsidiaries had total consolidated assets of $1.47 billion, total deposits of $1.12 billion and shareholders' equity of $120.3 million.

Forward-Looking Statement

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows (or equivalent statements) of the registrant; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the year
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2023	2022	2023	2022
Condensed Income Statement
Interest and dividend income	$18,328	$15,027	$67,663	$51,098
Interest expense	9,169	3,848	28,744	9,695
Net interest income	9,159	11,179	38,919	41,403
Provision for credit losses	265	1,883	2,930	2,754
	8,894	9,296	35,989	38,649
Noninterest income excluding net gains on sales of securities, loans and foreclosed real estate	1,365	1,777	5,202	5,844
Net gains (losses) on sales of securities, fixed assets, loans and foreclosed real estate	-	(236)	243	(282)
(Losses) gains on marketable equity securities	(47)	313	(255)	352
Noninterest expense	7,044	7,209	29,395	28,874
Income before income taxes	3,168	3,941	11,784	15,689
Provision for income taxes	590	383	2,362	2,656

Net income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	$2,578	$3,558	$9,422	$13,033
Net income attributable to noncontrolling interest	42	28	129	101
Net income attributable to Pathfinder Bancorp Inc.	$2,536	$3,530	$9,293	$12,932

	As of and for the year ended
	December 31,	December 31,	December 31,
	(Unaudited)	(Unaudited)	(Unaudited)
	2023	2022	2021
Selected Balance Sheet Data
Assets	$1,465,798	$1,399,921	$1,285,177
Earning assets	1,383,557	1,313,069	1,212,139
Total loans	897,207	897,754	832,459
Deposits	1,120,067	1,125,430	1,055,346
Borrowed funds	175,599	115,997	77,098
Allowance for credit losses	15,975	15,319	12,935
Subordinated debt	29,914	29,733	29,563
Pathfinder Bancorp, Inc. Shareholders' equity	119,495	110,997	110,287

Asset Quality Ratios
Net loan charge-offs to average loans	0.47%	0.04%	0.12%
Allowance for credit losses to period end loans	1.78%	1.71%	1.55%
Allowance for credit losses to nonperforming loans	92.73%	169.93%	155.99%
Nonperforming loans to period end loans	1.92%	1.00%	1.00%
Nonperforming assets to total assets	1.19%	0.66%	0.65%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the three months		For the year
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2023	2022	2023	2022
Key Earnings Ratios
Return on average assets	0.72%	1.02%	0.67%	0.96%
Return on average common equity	8.72%	12.89%	8.09%	11.77%
Return on average equity	8.72%	12.89%	8.09%	11.77%
Net interest margin	2.74%	3.42%	2.95%	3.24%

Share, Per Share and Ratio Data
Basic and diluted weighted average shares outstanding -Voting	4,693	4,585	4,653	4,559
Basic and diluted earnings per share - Voting	$0.41	$0.58	$1.51	$2.13
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380
Basic and diluted earnings per share - Series A Non-Voting	$0.41	$0.58	$1.51	$2.13
Cash dividends per share	$0.09	$0.09	$0.36	$0.36
Book value per common share at December 31, 2023 and 2022			$19.59	$18.40
Tangible book value per common share at December 31, 2023 and 2022			$18.83	$17.63
Tangible common equity to tangible assets at December 31, 2023 and 2022			7.86%	7.62%
Tangible common equity to tangible assets at December 31, 2023 and 2022, adjusted			7.86%	7.62%

Throughout the accompanying document, certain financial metrics and ratios are presented that are not defined under generally accepted accounting principles (GAAP). Reconciliations of the non-GAAP financial metrics and ratios, presented elsewhere within this document, are presented below:

	As of and for the year
	ended December 31,
	(Unaudited)
Non-GAAP Reconciliation	2023	2022
Tangible book value per common share
Total equity	$119,495	$110,997
Intangible assets	(4,621)	(4,637)
Tangible common equity	114,874	106,360
Common shares outstanding	6,100	6,032
Tangible book value per common share	$18.83	$17.63

Tangible common equity to tangible assets
Tangible common equity	$114,874	$106,360
Tangible assets	1,461,177	1,395,284
Tangible common equity to tangible assets ratio	7.86%	7.62%

Tangible common equity to tangible assets, adjusted
Tangible common equity	$114,874	$106,360
Tangible assets	1,461,177	1,395,284
Less: Paycheck Protection Program (PPP) loans	-	(203)
Total assets excluding PPP loans	$1,461,177	$1,395,081
Tangible common equity to tangible assets ratio, excluding PPP loans	7.86%	7.62%

* Basic and diluted earnings per share are calculated based upon the two-class method for the years ended December 31, 2023 and 2022.

Weighted average shares outstanding do not include unallocated ESOP shares.

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table has not been adjusted for tax equivalency. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	For the three months ended December 31,
	(Unaudited)
	2023			2022
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans	$896,439	$12,429	5.55%	$889,431	$10,761	4.84%
Taxable investment securities	403,411	5,324	5.28%	361,973	3,604	3.98%
Tax-exempt investment securities	27,941	506	7.24%	41,020	561	5.47%
Fed funds sold and interest-earning deposits	11,630	69	2.37%	16,716	101	2.42%
Total interest-earning assets	1,339,421	18,328	5.47%	1,309,140	15,027	4.59%
Noninterest-earning assets:
Other assets	102,940			100,484
Allowance for credit losses	(17,359)			(13,656)
Net unrealized losses on available-for-sale securities	(15,653)			(16,554)
Total assets	$1,409,349			$1,379,414
Interest-bearing liabilities:
NOW accounts	$87,210	$223	1.02%	$95,205	$85	0.36%
Money management accounts	12,518	3	0.10%	16,169	6	0.15%
MMDA accounts	231,957	2,156	3.72%	274,511	955	1.39%
Savings and club accounts	115,984	76	0.26%	136,447	60	0.18%
Time deposits	505,554	4,922	3.89%	445,796	1,960	1.76%
Subordinated loans	29,883	494	6.61%	29,704	465	6.26%
Borrowings	124,780	1,295	4.15%	72,100	317	1.76%
Total interest-bearing liabilities	1,107,886	9,169	3.31%	1,069,932	3,848	1.44%
Noninterest-bearing liabilities:
Demand deposits	169,340			185,835
Other liabilities	15,858			14,123
Total liabilities	1,293,084			1,269,890
Shareholders' equity	116,265			109,524
Total liabilities & shareholders' equity	$1,409,349			$1,379,414
Net interest income		$9,159			$11,179
Net interest rate spread			2.16%			3.15%
Net interest margin			2.74%			3.42%
Ratio of average interest-earning assets to average interest-bearing liabilities			120.90%			122.36%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

	For the year ended December 31,
	(Unaudited)
	2023			2022
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans	$899,605	$47,348	5.26%	$869,591	$38,322	4.41%
Taxable investment securities	379,600	18,073	4.76%	351,898	11,454	3.25%
Tax-exempt investment securities	30,318	1,947	6.42%	38,456	1,173	3.05%
Fed funds sold and interest-earning deposits	11,730	295	2.51%	19,134	149	0.78%
Total interest-earning assets	1,321,253	67,663	5.12%	1,279,079	51,098	3.99%
Noninterest-earning assets:
Other assets	100,319			89,391
Allowance for credit losses	(17,870)			(13,196)
Net unrealized losses on available-for-sale securities	(13,600)			(9,580)
Total assets	$1,390,102			$1,345,694
Interest-bearing liabilities:
NOW accounts	$92,223	$538	0.58%	$102,223	$319	0.31%
Money management accounts	14,116	15	0.11%	16,201	18	0.11%
MMDA accounts	239,182	6,695	2.80%	260,594	1,941	0.74%
Savings and club accounts	124,617	274	0.22%	138,954	210	0.15%
Time deposits	480,867	15,743	3.27%	412,536	4,584	1.11%
Subordinated loans	29,815	1,941	6.51%	29,639	1,749	5.90%
Borrowings	105,471	3,538	3.35%	71,152	874	1.23%
Total interest-bearing liabilities	1,086,291	28,744	2.65%	1,031,299	9,695	0.94%
Noninterest-bearing liabilities:
Demand deposits	172,950			192,106
Other liabilities	16,037			12,391
Total liabilities	1,275,278			1,235,796
Shareholders' equity	114,824			109,898
Total liabilities & shareholders' equity	1,390,102			1,345,694
Net interest income		$38,919			$41,403
Net interest rate spread			2.47%			3.05%
Net interest margin			2.95%			3.24%
Ratio of average interest-earning assets to average interest-bearing liabilities			121.63%			124.03%

The above information is preliminary and based on the Company's data available at the time of presentation.

PATHFINDER BANCORP, INC.

FINANCIAL HIGHLIGHTS

(Dollars and shares in thousands except per share amounts)

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably. Tax-exempt securities have not been adjusted for tax equivalency.

	For the three months ended December 31,			For the year ended December 31,
	(Unaudited)			(Unaudited)
	2023 vs. 2022			2023 vs. 2022
	Increase/(Decrease) due to			Increase/(Decrease) due to
			Total			Total
(In thousands)	Volume	Rate	Increase (Decrease)	Volume	Rate	Increase (Decrease)
Interest Income:
Loans	$85	$1,583	$1,668	$1,361	$7,665	$9,026
Taxable investment securities	448	1,272	1,720	962	5,657	6,619
Tax-exempt investment securities	(749)	694	(55)	(292)	1,066	774
Interest-earning deposits	(30)	(2)	(32)	(77)	223	146
Total interest income	(246)	3,547	3,301	1,954	14,611	16,565
Interest Expense:
NOW accounts	(49)	187	138	(34)	253	219
Money management accounts	(1)	(2)	(3)	(2)	(1)	(3)
MMDA accounts	(982)	2,183	1,201	(172)	4,926	4,754
Savings and club accounts	(51)	67	16	(23)	87	64
Time deposits	294	2,668	2,962	875	10,284	11,159
Subordinated loans	3	26	29	10	182	192
Borrowings	342	636	978	581	2,083	2,664
Total interest expense	(444)	5,765	5,321	1,235	17,814	19,049
Net change in net interest income	$198	$(2,218)	$(2,020)	$719	$(3,203)	$(2,484)

The above information is preliminary and based on the Company's data available at the time of presentation.